Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Enzon Pharmaceuticals, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: September 17, 2020.

/s/ Jonathan Couchman
JONATHAN COUCHMAN

XSTELOS CORP.

By:	/s/ Jonathan Couchman
	Name:	Jonathan Couchman
	Title:	President and Chief Executive Officer

COUCHMAN FAMILY FUND

By:	/s/ Jonathan Couchman
	Name:	Jonathan Couchman
	Title:	Trustee

MYREXIS, INC.

By:	/s/ Jonathan Couchman
	Name:	Jonathan Couchman
	Title:	President and Chief Executive Officer